SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 20, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events
ONEOK, Inc. announced the new name for its energy marketing segment will be ONEOK Energy Services Company, previously known as ONEOK Energy Marketing and Trading.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits
(a)	Financial Statements of Businesses Acquired
Not applicable.

(b)	ProForma Financial Information
Not applicable.

(c)	Exhibits
99.1 Press release issued by ONEOK, Inc. dated August 20, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	August 20, 2004	By:	/s/ Jim Kneale
Jim Kneale
Senior Vice President, Treasurer
and Chief Financial Officer
(Principal Financial Officer)

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Exhibit 99.1
[ONEOK Logo]	News

August 20, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Lori Webster
918-588-7570

New Name reflects new focus

Tulsa, Okla. -- ONEOK, Inc. (NYSE: OKE) has a new name for its energy marketing segment -- ONEOK Energy Services Company. Previously named ONEOK Energy Marketing and Trading, the company's name change comes as the result of a review of the entire marketing effort and strategy.

"The review of our business led us to refocus our emphasis on the physical purchase and sale of natural gas, primarily during periods of peak demand," said Chris Skoog, president of ONEOK Energy Services. "We want to grow our wholesale and retail marketing businesses while de-emphasizing both gas options trading and unhedged pipeline arbitrage. While trading activity will continue to be a part of what we do, we expect it to be a smaller portion of our operating income. The earnings guidance of $2.18 to $2.24 per diluted share of common stock for 2004 previously provided reflects this new approach.

"The new name more clearly differentiates our organization within the industry, as well as in the eyes of our customers, suppliers and investors," he said. "Our business remains focused on providing reliable natural gas deliveries and tailored services that meet our customers' needs. And, our employees have done an excellent job of maintaining the company's image and reputation while meeting their commitments. In fact, these efforts have led us to the number one ranking of large natural gas marketers in the United States as reflected in the most recent Mastio survey," Skoog concluded.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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